EXHIBIT 10.1

April 11, 2007

Mr. Sam R. Leno
4 Stone Camp Trail
Winona Lake, IN  46590

Dear Sam:

On behalf of Boston Scientific Corporation and its Executive Committee, we are very pleased to confirm our offer of employment to you.  Your Boston Scientific title will be Chief Financial Officer and Executive Vice President of Finance and Information Systems.  You will report to James R. Tobin, President and Chief Executive Officer.  As part of this offer, we are recommending your nomination (subject to Board approval) as a member of Boston Scientific’s Executive Committee. We look forward to a productive and successful working relationship and to your formal acceptance of this offer of employment.

This letter, the enclosed Employee Agreement and Code of Conduct summarize our understanding of the terms of your employment and provide you the means to accept our offer as described.

COMPENSATION
Through annual and long-term programs, Boston Scientific's compensation programs provide our employees with significant compensation opportunities on a pay for performance basis.  The objective of these programs is to recognize and reward both individual and company performance.

Base Salary:  Base gross salary for this position will be $23,076.92, currently payable bi-weekly, equivalent to $600,000 on an annualized basis.  Your performance and compensation will generally be reviewed on an annual basis.  The Boston Scientific performance year currently runs from January 1 through December 31 of each year.  If your date of employment is on or before November 1, you are eligible to participate in the current year’s performance and compensation review based on your manager’s assessment of your performance.  Any compensation change will be prorated based on your date of employment.  If your date of employment is after November 1, your first performance and compensation review will occur in the following year.

Performance Incentive Plan:  The Boston Scientific performance year currently runs from January 1 through December 31 of each year.  The Performance Incentive Plan provides employees with the opportunity for a variable financial incentive in recognition of individual and company performance in a given year.  You are eligible to participate in the annual Performance Incentive Plan beginning this year and you will be eligible to receive a full-year’s bonus amount. Per the current plan, your annual target incentive is 75% of base salary.  Your actual award will be based on your achievement of individual goals and the company's achievement of corporate performance goals.  Under the current plan, you must be an active employee on December 31 of the then current year to be eligible for payment. A copy of the 2007 Performance Incentive Plan has already been provided to you.

Executive Allowance Plan:  As a member of the Executive Committee, you will be eligible to participate in the Boston Scientific Executive Allowance Plan.  Under this Plan, you will receive $25,000 annually in lieu of certain other perquisites.  This payment is subject to applicable withholdings and is typically payable in two equal installments of $12,500 each in the last pay periods of the months of June and December except for 2007 where the first installment will be prorated.  A copy of Boston Scientific’s Executive Allowance Plan has already been provided to you.

Equity:  As part of this offer of employment, we are recommending to the Compensation Committee of the Boston Scientific Board of Directors (“Compensation Committee”) that you be granted an option to purchase 1,500,000 shares of Boston Scientific common stock and given an award of 500,000 Deferred Stock Units (“DSUs”).  The stock option grant and DSU award will be made pursuant to one of the Boston Scientific Long Term Incentive Plans.  Our Long Term Incentive Plans are designed to share the rewards of the business with individuals who most significantly contribute to the achievement of the company’s strategic and operating goals.

Non-Qualified Stock Options.  The option grant, which must be submitted to the Compensation Committee for approval, will provide you with the opportunity to purchase shares of Boston Scientific common stock.  The grant date and exercise price per share will be set on the later of your actual hire date or the date the recommendation is formally approved.  The option grant will vest in four equal annual installments beginning on the first anniversary of the date of grant and will expire on the 10th anniversary of the grant date.  In all other respects the option grant will be subject to the provisions of the applicable Long Term Incentive Plan and Non-Qualified Stock Option Agreement except that, subject to approval by the Compensation Committee, you will be deemed to have met Retirement eligibility under the applicable Long Term Incentive Plan and Non-Qualified Stock Option Agreement upon your termination from employment at Boston Scientific for any reason (other than for Cause) and assuming a period of employment of at least three years, unless involuntarily terminated before completing three years of employment.  If involuntarily terminated (except for Cause) before completing three years of employment, you will be deemed to have met Retirement eligibility for all Boston Scientific benefits and benefit plans, including, but not limited to, the applicable Long Term Incentive Plan and Non-Qualified Stock Option Agreement . “Cause” is defined for purposes of every aspect of this letter to mean:  (a) conduct constituting a material act of misconduct in connection with the performance of your duties; or (b) criminal or civil conviction, a plea of nolo contendere or conduct that would reasonably be expected to result in material injury to the reputation of Boston Scientific if you were retained in your position with Boston Scientific.  In addition, in accordance with the applicable Long Term Incentive Plan, your unvested stock options will accelerate upon your Disability, death or a Change in Control of Boston Scientific (as those terms are defined in the applicable Long Term Incentive Plan) and remain exercisable until the expiration of the stated term of the stock option.

DSU Award.  The DSU award, which must also be submitted to the Compensation Committee for approval, reflects Boston Scientific’s commitment to grant to you a specified number of shares of Boston Scientific common stock (less applicable tax and other withholdings), to be issued to you in five equal annual increments beginning on the first anniversary of the date of the grant.  This award is also subject to all provisions of the applicable Long Term Incentive Plan and Deferred Stock Unit Agreement except that, subject to approval by the Compensation Committee, you will be deemed to have met Retirement eligibility under the applicable Long Term Incentive Plan and Deferred Stock Unit Agreement upon your termination from employment at Boston Scientific for any reason (other than for Cause) and assuming a period of employment of at least three years, unless involuntarily terminated before completing three years of employment.  If involuntarily terminated (except for Cause) before completing three years of employment, you will be deemed to have met Retirement eligibility for all Boston Scientific benefits and benefit plans, including, but not limited to, the applicable Long Term Incentive Plan and Deferred Stock Unit Agreement. In addition, in accordance with the applicable Long Term Incentive Plan, upon your Disability, death or a Change in Control of Boston Scientific (as those terms are defined in the applicable Long Term Incentive Plan), we will issue to you or your beneficiary (as the case may be), any shares of Boston Scientific stock to be awarded to you in accordance with this letter that remain subject to eligibility conditions.

RELOCATION
To assist you with your move to the Boston area, Boston Scientific is pleased to provide you with specific relocation benefits under the Tier V Executive Officer level of Boston Scientific’s relocation program, with approval of certain exceptions to be given by Lucia Quinn, Executive Vice President, Human Resources.  Diane Maroney, Boston Scientific’s Domestic Relocation Manager, will contact you to discuss the relocation program, in more detail.  Please be aware that in connection with the relocation assistance being offered, you will be required to sign an Agreement to Reimburse form (a sample of which is enclosed) which, among other things, contains a requirement to repay relocation costs if you leave the Company within a specified period of time for certain reasons.

Your participation in the Company’s relocation program will include the sale of both of your residences and the relocation of your personal effects from both residences.  The Company will guarantee that you receive net (after tax) proceeds of a minimum of $1.3 million for each residence.

NOTE:  If Home Sale Assistance is an aspect of your relocation assistance, it is required that our third-party relocation vendor be allowed to make the initial call to the realtor of your choice.  Therefore, please do not contact a realtor directly before coordination with Boston Scientific, as to do so may impact your eligibility for relocation assistance.

Any relocation questions you may have should be directed to Diane Maroney, US Domestic Relocation Manager, at 508-650-8483 or e-mail, maroneyd@bsci.com.

BENEFITS
Enclosed is descriptive literature regarding Boston Scientific’s current benefit programs.  You should review this information prior to your start date so you are prepared to enroll within your first 31 days of employment. Please understand that the company reserves the right to unilaterally amend or terminate any of these programs, or to require or change employee premium contributions toward any benefits.

Executive Retirement Plan:  Subject to approval by the Compensation Committee, as a member of the Executive Committee, you will be deemed eligible for benefits equivalent to those you would receive under the Boston Scientific Executive Retirement Plan upon your termination from employment at Boston Scientific for any reason (other than for Cause) and assuming a period of employment of at least three years, unless involuntarily terminated before completing three years of employment.  If involuntarily terminated (except for Cause) before completing three years of employment, you will be deemed to have met Retirement eligibility for all Boston Scientific benefits and benefit plans, including, but not limited to, the Executive Retirement Plan.  Among other things, you will be eligible to receive certain benefits provided in that Plan, including a lump sum payment equal to 2.5 months of base salary times your years of actual service, subject to a maximum benefit of 36 months.  A copy of Boston Scientific’s Executive Retirement Plan has already been provided to you.

Boston Scientific Retention and Indemnification Agreements:  Boston Scientific also provides retention and indemnification agreements to its key executives.  In general, the retention agreement entitles you as a member of our Executive Committee to a lump sum payment of three times your base salary and assumed on-plan incentive bonus if either your employment is terminated (other than for cause) or if your duties are diminished following a change in control of Boston Scientific.  Indemnification by Boston Scientific is also extended to key executives for liability arising in the proper performance of one’s responsibilities as an executive officer of Boston Scientific.  A form of each agreement has already been provided to you.

AUTHORIZATION TO WORK
Please note that this offer of employment is contingent upon your ability to provide, on your first day of employment, a completed I-9 form and acceptable original documents that will establish your identity and authorization to work in the U.S. in compliance with the Immigration Reform and Control Act of 1986, a federal law.  Please see the enclosed document “Orientation for New Hires” for a list of acceptable identification documents. It is Boston Scientific’s practice to require that these original identification documents be presented on the first day of employment, so please remember to bring them.

BACKGROUND VERIFICATION
A background verification satisfactory to Boston Scientific has been completed as of your signature date on this letter.

EMPLOYMENT AT WILL
Upon acceptance of this offer and your active start of employment, you will become an “at will” employee of Boston Scientific.  This means that you will be free to resign at any time.  Likewise, Boston Scientific will have the right to terminate your employment at any time with or without reason or notice.  Acceptance of this offer acknowledges your understanding and acceptance of the “at will” nature of your employment.

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ACCEPTANCE
This offer letter is contingent upon the following:

•	Successful completion of reference and background checks, as described in this letter;
•	An acceptance date no later than April 17, 2007;
•	A start date to be mutually agreed upon, but no later than June 1, 2007; and
•
Your return of all completed, signed paperwork listed on the enclosed New Employee Checklist, including but not limited to the Employee Agreement, so that Boston Scientific receives it four (4) business days before your start date.

Please indicate your acceptance of this offer of employment and agreement with the terms described in the enclosed documents by completing, signing and returning all enclosed paperwork at least four (4) business days before your start date.  The Code of Conduct, Benefits Literature and policy documents should be retained by you for your records.

Sam, we believe that the opportunity here with Boston Scientific will be a mutually rewarding one and we look forward to your acceptance of this offer.

Sincerely,

James R. Tobin	Lucia Luce Quinn
President and Chief Executive Officer	Executive Vice President, Human Resources

Agreed to and Accepted by ___________________________________   Date:_____________
          Sam R. Leno

Enclosures:
Employee Agreement
Benefits Literature
Code of Conduct
New Employee Checklist/Forms/Equal Employment Policy Statement
Policy Against Harassment
Orientation for New Hires
Agreement to Reimburse